Supplement A-8

National Grid Holdings Inc.
Balance sheet
at March 31, 2004

$m
Fixed assets
Investments	8,288
8,288

Current assets
Debtors (amounts falling due within one year)	108
Cash and cash equivalents	3

Creditors (amounts falling due within one year)
Other creditors	(3,907)

Net current assets	(3,796)

Net assets	4,492

Capital and reserves
Called up share capital	-
Share premium account	4,578
Profit and loss account	(86)

Equity shareholders' funds	4,492

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	4,492

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(717)

Equity shareholders' funds under US GAAP	3,775

National Grid Holdings Inc
Group cash flow statement
for the year ended March 31, 2004

$m

Net cash inflow from operating activities	-

Returns on investments and servicing of finance
Dividends
Interest paid	(219)

Net cash outflow for returns on investments and servicing of finance	(219)

Taxation
Corporate tax received	144

Financing
Movement in intercompany balances	78

Net cash inflow from financing	78

Movement in cash and overdrafts	3

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	(75)
Net cash used in financing activities	78
Net decrease in cash and cash equivalents	3
Cash and cash equivalents at beginning of year	-

Cash and cash equivalents at end of year	3

Current asset investments and cash per balance sheet	3

Cash and cash equivalents	3

National Grid Holdings Inc.
Profit and loss account
for the year ended March 31, 2004

$m

Operating costs	-

Operating loss - continuing operations	-

Dividend receivable	-

Profit before interest and tax	-

Net interest	(218)

Profit on ordinary activities before taxation - continuing operations	(218)

Taxation	76

Profit on ordinary activities retained for the year	(142)

Reconciliation of net loss to US GAAP

Net profit under UK GAAP	(142)

Adjustments to conform with US GAAP
Equity in income of companies	260

Net income under US GAAP	118

The profit and loss account is prepared under UK GAAP.

National Grid Holdings Inc
Profit and loss reserve
for the year ended March 31, 2004

	$m

At April 1, 2003	56

Retained profit for the year	(142)

At March 31, 2004	(86)

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2003	(86)

Adjustments to conform with US GAAP
Equity in income of companies	228

Accumulated losses under US GAAP at March 31, 2004	142	*

* Includes cumulative other comprehensive losses of $(176)m

The profit and loss reserve is prepared under UK GAAP.